Exhibit 99.1

Contact:
Richard S. Eiswirth, Jr.	Donald Ellis
Chief Financial Officer	ICR, Inc.
678.527.1750	925.253.1240
FOR IMMEDIATE RELEASE
ALIMERA SCIENCES REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
NDA and MAA Submitted for Lead Product Candidate Iluvien®;
Iluvien® Could Be First Ophthalmic Drug Approved in the United States for Treatment of DME
ATLANTA, August 12, 2010 — Alimera Sciences, Inc., (NASDAQ: ALIM), (“Alimera”), today announced financial results for the second quarter ended June 30, 2010 and provided an update on progress toward achieving its 2010 goals.
“We are pleased that we successfully achieved our regulatory submission goals for our lead product candidate, Iluvien® for the treatment of diabetic macular edema (DME). On the 28th of June, we submitted a New Drug Application to the U.S. Food and Drug Administration (FDA). We have requested priority review, which, if granted, could result in an action letter from the FDA in the fourth quarter of this year,” said Dan Myers, President and Chief Executive Officer of Alimera. “Assuming a positive response from the FDA, we anticipate launching Iluvien® as early as the first quarter of 2011.”
“We submitted Iluvien to European regulatory authorities for the treatment of DME during the week of July 5th. A Marketing Authorization Application (MAA) was presented to the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom and applications have been submitted to Austria, France, Germany, Italy, Portugal and Spain.” said Mr. Myers.
There are currently no ophthalmic drug therapies approved in the United States for the treatment of DME. Alimera estimates that there are more than 300,000 new cases of DME annually and data shows that diabetic retinopathy causes 12,000 to 24,000 new cases of blindness each year in the United States alone. The Company estimates that the addressable market for Iluvien® could reach $1 billion per year.
Financial Highlights
Net loss for the quarter ended June 30, 2010 was $4.8 million, or $0.20 per common share, compared with a net loss of $8.1 million, or $5.46 per common share, for the quarter ended June 30, 2009.
Included in Alimera’s results for the second quarter of 2010 was a gain of $380,000 associated with the decrease in the fair value of the conversion feature of Alimera’s preferred stock, compared with an expense of $1.1 million recognized in the second quarter of 2009 in connection with an increase in the fair value of the preferred stock conversion feature. The changes in fair value are primarily attributable to changes in the estimated fair value of Alimera’s common stock. In connection with the Company’s IPO in April 2010, all of its preferred stock was converted to common stock and the liability associated with the conversion feature of its preferred stock was eliminated.
Research and development expenses for the quarter ended June 30, 2010 totaled $4.1 million, compared to $3.8 million for the second quarter of 2009. General and administrative expenses were $1.2 million for the second quarter of 2010, compared to $0.8 million for the second quarter of 2009. Marketing expenses were $0.4 million for the second quarter of 2010, compared to $0.2 million for the second quarter of 2009.
As of June 30, 2010, Alimera had cash, cash equivalents and investments of $60.2 million, compared to $4.9 million as of December 31, 2009.
Financial Outlook
Alimera anticipates that it will incur research and development expenses of approximately $11.6 million and $1.8 million during 2010 and 2011, respectively, to complete the clinical development and registration of Iluvien® for DME. Upon approval of Iluvien® by the FDA, Alimera will owe an additional milestone payment of $25.0 million to pSivida.
The Company anticipates significant increases in marketing and selling expenses as Alimera hires additional personnel and establishes sales and marketing capabilities in anticipation of the commercialization of Iluvien®. Alimera intends to market and sell Iluvien® to the approximately 1,600 retinal specialists practicing in the approximately 900 retina centers across the United States and Canada.
Alimera believes its current cash, cash equivalents and investments are sufficient to fund operations through the projected commercialization of Iluvien® and the expected generation of revenue in 2011.
Conference Call to be Held Today
Alimera will hold a conference call and live webcast today at 4:30 p.m. ET. To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). To access the live webcast, please visit the Investor Relations section of the corporate website at http://www.alimerasciences.com.
A replay of the conference call will be available beginning August 12, 2010 at 7:30 p.m. ET and ending on August 26, 2010 by dialing (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international), Conference ID Number: 87900429. A replay of the webcast will also be available on the corporate website for two weeks, through August 26, 2010.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently the Company is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate, Iluvien®, is an intravitreal insert containing fluocinolone acetonide, a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. Iluvien® is in development for the treatment of diabetic macular edema (DME), a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “likely,” “will,” “would,” “could,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s quarterly report on Form 10-Q for the quarter ended March 31, 2010 which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections of Alimera’s quarterly report on Form 10-Q for the quarter ended June 30, 2010, which will be filed with the SEC in the third quarter of 2010.
All forward-looking statements contained in this press release are expressly qualified by the above paragraph in their entirety. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands except share and
	per share data)
CURRENT ASSETS:
Cash and cash equivalents	$45,635	$4,858
Investments	14,544	—
Prepaid expenses and other current assets	1,112	634
Deferred offering costs	—	815

Total current assets	60,291	6,307
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	237	254

TOTAL ASSETS	$61,528	$6,561

CURRENT LIABILITIES:
Accounts payable	$1,457	$1,215
Accrued expenses	2,498	3,314
Accrued interest	—	543
Outsourced services payable	1,240	1,157
Note payable	—	4,500
Capital lease obligations	10	6

Total current liabilities	5,205	10,735

LONG-TERM LIABILITIES:
Note payable — less current portion	—	10,500
Fair value of preferred stock conversion feature	—	36,701
Other long-term liabilities	25	708
PREFERRED STOCK:
Series A preferred stock, $.01 par value — no shares authorized, issued, and outstanding at June 30, 2010 and 6,624,866 shares authorized and 6.624,844 shares issued, and outstanding at December 31, 2009; liquidation preference of $37,019 at December 31, 2009	—	36,467
Series B preferred stock, $.01 par value — no shares authorized, issued, and outstanding at June 30, 2010 and 7,147,912 shares authorized and 7,147,894 shares issued, and outstanding at December 31, 2009; liquidation preference of $41,057 at December 31, 2009	—	40,617
Series C preferred stock, $.01 par value — no shares authorized, issued, and outstanding at June 30, 2010 and 5,807,131 shares authorized and 5,807,112 shares issued and outstanding at December 31, 2009; liquidation preference of $34,281 at December 31, 2009	—	33,452
Series C-1 preferred stock, $.01 par value — no shares authorized, issued, and outstanding at June 30, 2010 and 2,903,565 shares authorized and 967,845 shares issued and outstanding at December 31, 2009; liquidation preference of $5,140 at December 31, 2009	—	2,853
Preferred stock, $.01 par value — 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2010 and no shares authorized, issued, and outstanding at December 31, 2009	—	—
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $.01 par value — 100,000,000 shares authorized and 31,138,458 shares issued and outstanding at June 30, 2010 and 29,411,764 shares authorized and 1,598,571 shares issued and outstanding at December 31, 2009	351	54
Additional paid-in capital	232,412	4,836
Series C-1 preferred stock warrants	—	1,472
Common stock warrants	54	57
Accumulated deficit	(176,519)	(171,891)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	56,298	(165,472)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$61,528	$6,561

Income Statement
(in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)
	(In thousands except share and per share data)
RESEARCH AND DEVELOPMENT EXPENSES	$4,140	$3,802	$7,205	$8,330
GENERAL AND ADMINISTRATIVE EXPENSES	1,174	752	2,078	1,523
MARKETING EXPENSES	379	193	626	384

TOTAL OPERATING EXPENSES	5,693	4,747	9,909	10,237
INTEREST AND OTHER INCOME	14	8	16	31
INTEREST EXPENSE	(144)	(475)	(618)	(949)
GAIN ON EARLY EXTINGUISHMENT OF DEBT	1,343	—	1,343	—
DECREASE (INCREASE) IN FAIR VALUE OF PREFERRED STOCK CONVERSION FEATURE	379	(1,052)	3,644	(5,289)

LOSS FROM CONTINUING OPERATIONS	(4,101)	(6,266)	(5,524)	(16,444)
INCOME FROM DISCONTINUED OPERATIONS	—	—	4,000	—

NET LOSS	(4,101)	(6,266)	(1,524)	(16,444)
REDEEMABLE PREFERRED STOCK ACCRETION	(107)	(108)	(466)	(215)
REDEEMABLE PREFERRED STOCK DIVIDENDS	(613)	(1,761)	(2,638)	(3,508)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(4,821)	$(8,135)	$(4,628)	$(20,167)

NET LOSS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS — Basic and diluted	$(0.20)	$(5.46)	$(0.36)	$(13.53)

WEIGHTED-AVERAGE SHARES OUTSTANDING — Basic and diluted	24,293,458	1,490,138	13,008,707	1,490,138